Exhibit 10.2

2005 Cash Incentive Compensation Arrangement Summary

This is a summary of the 2005 cash incentive compensation arrangement for Champion Enterprises, Inc. executive officers.

•	The 2005 cash incentive awards for executive officers will be based on Champion’s cash earnings for the year, subject to modification based on the Company’s cash return on investment or “CRI” score.
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Each executive officer covered by this arrangement will have a target bonus amount expressed as a percentage of that officer’s base salary as of the last day of the Company’s fiscal year. Each officer will receive separately a description of his or her individual target bonus amount and the cash earnings and CRI targets.

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In general, the actual bonus earned will be the officer’s target bonus amount multiplied by the percentage of the cash earnings target the Company attains. The tentative bonus will then be increased or decreased to the extent that the Company’s CRI is above or below a target range of CRI.

•	An officer’s bonus earned may be from 0% up to a maximum of 200% of that officer’s target bonus amount.
•	10% of each officer’s target bonus amount may be withheld dependent upon the Company’s successful compliance during 2005 with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.
•	To be eligible for payment, the officer must hold his or her present position with the Company at the end of fiscal 2005 (December 31, 2005.)
•	Payments will be made in cash after audited year-end results are finalized, on or about March 1, 2006.
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Regardless of actual results under the formula, the Compensation and Human Resources Committee (the “Committee”) retains the right to amend or modify the arrangement, adjust actual results and otherwise determine bonus payments as it sees fit in its discretion, including a review of the impact of any acquisition or divestiture activity during the year.

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The Committee has ultimate authority to interpret and administer this arrangement. All calculations approved by the Committee shall be final. Any questions about the terms, conditions, operation or administration of this arrangement will be resolved by the Committee in it sole and complete discretion.

•	This arrangement supercedes all other annual incentive arrangements.